EXHIBIT NO. 99.10

                          INDEPENDENT AUDITORS' CONSENT

      We consent to the incorporation by reference in this Post-Effective Amendment No. 35 to Registration Statement No. 2-54607 of MFS Series Trust IV, of our reports each dated October 5, 2000, appearing in the annual reports to shareholders of MFS Money Market Fund, MFS Government Money Market Fund, MFS Municipal Bond Fund and MFS Mid Cap Growth Fund, (each a series of MFS Series Trust IV), for the year ended August 31, 2000, and to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Auditors and Financial Statements" in each Statement of Additional Information, both of which are part of such Registration Statement.



DELOITTE & TOUCHE LLP
Deloitte & Touche LLP

Boston, Massachusetts
December 27, 2000